UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 9, 2013

International Paper Company

(Exact name of registrant as specified in its charter)

Commission file number 1-3157

New York	13-0872805
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6400 Poplar Avenue, Memphis, Tennessee	38197
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (901) 419-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Director: On September 10, 2013, the Board of Directors of International Paper Company (the “Company”) elected Admiral Jay L. Johnson as a director, effective October 1, 2013. Admiral Johnson’s term as a director will expire at the annual meeting of the Company’s stockholders in May 2014, at which time his continued Board service will be subject to renomination and stockholder approval. With the election of Admiral Johnson, the size of the Board is now 11 members. The Board intends to assign Admiral Johnson to one or more of its committees at a later date.

Admiral Johnson, age 67, retired as Chairman and Chief Executive Officer of General Dynamics Corporation, a publicly traded manufacturer of worldwide defense, aerospace, and other technology products, in December 2012. He served as its Chairman from May 2010 and as its Chief Executive Officer from July 2009. He served as its President from July 2009 to May 2010, and as its Vice Chairman from September 2008 to June 2009. He served on its board of directors from 2003 to December 2012.

From 2000 to 2008, Admiral Johnson served in various senior executive roles at Dominion Resources Inc., a publicly traded energy company, and its affiliated companies, including as Chief Executive Officer of Dominion Virginia Power. Prior to 2000, he had a distinguished 32-year career as an officer in the U.S. Navy. He retired as an Admiral in July 2000, after serving as Chief of Naval Operations and as a member of the Joint Chiefs of Staff since 1996. He is a 1968 graduate of the U.S. Naval Academy.

The Board of Directors has determined that Admiral Johnson is independent and meets the applicable independence requirements of the New York Stock Exchange and the Board’s more rigorous standards for determining director independence. There have been no transactions since January 1, 2012, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which he or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

The selection of Admiral Johnson was not pursuant to any arrangement or understanding between him and any other person. The Governance Committee of the Board of Directors recommended him to the full Board as a nominee for election. A third-party business leadership recruiting firm engaged by the Governance Committee provided assistance in identifying him as a potential Board candidate.

Admiral Johnson will be compensated in accordance with previously disclosed compensation programs for the Company’s non-management (outside) directors.

(e) Amendments to Forms of Change-in-Control Agreements: As previously disclosed, the Company has entered into change-in-control agreements with certain of its officers, including all of its executive officers, that provide severance and other benefits in the event of a change in control of the Company. There are two forms of change-in-control agreement: one for the Chief Executive Officer and all “grandfathered” senior vice presidents elected prior to 2012 (all named executive officers) (the “Tier I Agreement”), and the other for all future senior vice presidents and all “grandfathered” vice presidents elected prior to February 2008 (the “Tier II Agreement,” and together with the Tier I Agreement, the “Agreements”).

As disclosed in the Company’s 2013 proxy statement, in February 2013, the Company’s Board and its Management Development and Compensation Committee (the “Committee”) approved amending the Agreements to move from a “single-trigger” to a “double-trigger” approach to acceleration of vesting of equity awards and committed to implementing this change in the Company’s forms of Agreements by the end of 2013 and subsequently in all existing and future Agreements. A double-trigger approach requires that there is a both a change in control and a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”) in order for equity awards to accelerate. This approach is widely recognized as a good governance practice, as it prevents executives from receiving an automatic windfall in the event of a change in control and serves as an incentive for the senior executives to continue with the Company through and after a change in control in order to receive the benefit of their unvested equity awards.

On September 10-11, 2013, the Committee and the Board approved amended forms of Agreements providing for (i) double-trigger acceleration of equity-award vesting in circumstances where replacement awards are provided in substitution for outstanding equity awards upon the change in control, and (ii) a two-year term, or protection period for continued employment, following a change in control (previously, the Tier II Agreement provided for a one-year term, or protection period for continued employment, following a change in control). The foregoing summary of the amendments to the Agreements is qualified in its entirety by reference to the text of the amended forms of Agreements, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2013. The amended Agreements will supersede the existing Agreements, and the Company will require that all officers who currently have Agreements execute the amended Agreements as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Paper Company

Date: September 13, 2013	By:	/s/ SHARON R. RYAN
		Name:	Sharon R. Ryan
		Title:	Senior Vice President, General Counsel and Corporate Secretary

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